LightPath Technologies, Inc. 8-K

Exhibit 99.1

LightPath Technologies Prices Underwritten Public Offering of Class A Common Stock

ORLANDO, FL – December 16, 2016 – LightPath Technologies, Inc. (NASDAQ: LPTH), a leading vertically integrated global manufacturer, distributor, and integrator of proprietary optical and infrared components and high-level assemblies, today announced the pricing of an underwritten public offering of 7,000,000 shares of its Class A common stock at a price of $1.21 per share. The Company also granted to the underwriters a 45-day option to acquire an additional 1,000,000 shares to cover over-allotments in connection with the offering, of which the option to acquire 300,000 shares has been exercised. After the underwriting discount and estimated offering expenses payable by the Company, the Company expects to receive net proceeds of approximately $8.15 million, assuming no exercise of the remaining over-allotment option. The offering is expected to close on December 21, 2016, subject to customary closing conditions.

Roth Capital Partners is acting as sole book-running manager and Dougherty & Company is acting as co-manager for the offering.

The Company expects to use the net proceeds from the offering to provide funds for a portion of the purchase price of the acquisition of ISP Optics Corporation (“ISP”) payable in cash as well as to pay transaction expenses and other costs in connection with the acquisition. In the event that the Company has proceeds remaining after payment of the cash portion of the purchase price and associated transaction expenses and other costs, it intends to use the proceeds for general corporate purposes. The Company currently anticipates that the closing of the acquisition of ISP will occur simultaneously with the closing of the offering.

The shares described above are being offered by the Company pursuant to a registration statement on Form S-1 previously filed with and subsequently declared effective by the Securities and Exchange Commission (the “SEC”) on December 15, 2016. A copy of the final prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov and may also be obtained from Roth Capital Partners, LLC, 888 San Clemente Drive, Suite 400, Newport Beach, California 92660, by telephone at (949) 720-7227, or by email at rothecm@roth.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) provides optics and photonics solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. For more information, visit www.lightpath.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering or the acquisition of ISP may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of the Company’s business and other risks detailed from time to time in its filings with the SEC, and represent its views only as of the date they are made and should not be relied upon as representing its views as of any subsequent date. The Company does not assume any obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact:

Jim Gaynor

President & CEO

jgaynor@lightpath.com

407-382-4003 x377

Investor Contact:

Jordan Darrow

Darrow Associates, Inc.

jdarrow@darrowir.com

512-551-9296